Exhibit 99.1

Press Release

February 11, 2013	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739

Rexnord Corporation Announces Board Review of Strategic Alternatives

MILWAUKEE, WI - REXNORD CORPORATION (NYSE: RXN) ("Rexnord" or the "Company") announced today that its Board of Directors has initiated a review of strategic alternatives to enhance shareholder value and has engaged Goldman, Sachs and Co. to serve as its financial adviser in that process. The alternatives considered could include the possible sale of the Company, the possible sale of one or both of its business platforms or the maintenance of the current structure and execution of the existing business strategy.

Rexnord can offer no assurance that it will enter into any transaction in the future, and no decision has been made to enter into a transaction at this time. The Company does not intend to disclose further developments unless and until such time as its Board of Directors has approved a specific course of action, or it otherwise deems further disclosure is appropriate or required.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 associates worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve plans, intentions, expectations, strategies, outlook, beliefs or other statements regarding the future, which are forward-looking statements, including statements regarding pursuing a sale, in whole or in part, of the Company. These forward-looking statements are based upon management's present plans, intentions, hopes or strategies regarding the future and involve risks and uncertainties that could cause actual events or developments to be materially different from those indicated in such forward-looking statements. Such risks and uncertainties include, but are not limited to uncertainty regarding the complexity or length of the process, the possibility that the Company will not enter into any transaction, the potential that the process will distract the Company's Board of Directors and management from the Company's business, the potential that the Company will incur significant expenses in unsuccessfully pursuing one or more transactions, the risk that the process will impair relationships with partners, suppliers and associates, the risk that announcements regarding the process will cause a decline in the Company's stock price, the risk of claims or other litigation arising from the pursuit of one or more transactions, and other risks and uncertainties that are contained in the Company's Form 10-K for the fiscal year ended March 31, 2012 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission. All information included in this release is based upon information available to Rexnord as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements.